Exhibit 99

MEMORANDUM TO: Directors and Executive Officers of Protective Life Corporation

FROM: Deborah J. Long

DATE: January 30, 2009

RE: Blackout Period for Trading in Company Common Stock

The Protective Life Corporation 401(k) and Stock Ownership Plan will be changing record keepers, beginning in February 2009.  To facilitate this change, there will be a “blackout period” during which 401(k) Plan participants will be unable to conduct certain transactions with respect to their Plan accounts (including loans, withdrawals, and transfers into and out of the Protective Life Corporation Common Stock Fund).  The blackout period for the 401(k) Plan is expected to begin at 4:00 pm Eastern Time on February 17, 2009, and to end during the week of March 1, 2009.

Section 306(a)(1) of the Sarbanes-Oxley Act provides that during this blackout period you may not, directly or indirectly, sell, purchase, or otherwise acquire or transfer any Company common stock that you acquired in connection with your service as a director or employee of the Company.

Transactions that are prohibited by this provision include:

•                 Exercises of stock appreciation rights (“SARs”);

•                 For 401(k) Plan participants, certain transactions under the 401(k) Plan (as described above); and

•                 Sales or transfers of common stock that you received as a result of your participation in any Company compensation program (such as shares previously distributed to you from the 401(k) Plan, earned performance shares, shares acquired from the exercise of SARs, vested restricted stock units, or shares awarded to you under the Company’s Stock Plan for Non-Employee Directors).

The following transactions are not prohibited by this provision:

•                 Purchases of common stock in the open market;

•                 Reinvestment of dividends pursuant to broad-based dividend reinvestment programs;

•                 Dispositions or acquisitions of shares pursuant to bona fide gifts; and

•                 Sales or transfers of common stock that were not received as a result of your participation in a Company compensation program.  (Please note that you must be able to specifically identify and document the particular shares being sold or transferred and be able to demonstrate that they were not received pursuant to your participation in a Company compensation program.)

Of course, any transactions in Company securities must comply with all applicable legal and reporting requirements and with Company policy, including our Stock Ownership Guidelines, our Code of Business Conduct and our Statement of Policy on Purchase or Sale of Protective Life Corporation Stock.

If there is a change to the beginning or ending dates of the blackout period, we will provide you with an updated notice as soon as reasonably practicable.

If you wish to obtain, without charge, information as to whether the blackout period has begun or ended, or if you have any questions about this memorandum or the blackout period, please contact Al Delchamps in the Company’s Legal Department (Protective Life Corporation, 2801 Highway 280 South, Birmingham, AL 35223, telephone (205) 268-5018, fax (205) 268-3597, e-mail al.delchamps@protective.com).